Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Equitable Resources, Inc. 2008 Employee Stock Purchase Plan of our reports dated March 6, 2008 with respect to the consolidated financial statements and schedule of Equitable Resources, Inc. included in its Current Report on Form 8-K filed on March 7, 2008, and the effectiveness of internal control over financial reporting of Equitable Resources, Inc. as of December 31, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
June 30, 2008